Exhibit 10.1

KIMBALL INTERNATIONAL, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

        THIS RESTRICTED STOCK UNIT AWARD AGREEMENT ("Agreement"), dated the 21st day of January 2005, is granted by KIMBALL INTERNATIONAL, INC., an Indiana corporation, ("Company") to _________________ ("Employee") pursuant to the terms of the Company's 2003 Stock Option and Incentive Plan ("Plan").

         WHEREAS, the Board of Directors and Compensation Committee of the Company ("Committee") believe it to be in the best interests of the Company and its share owners for its officers and other key employees to obtain or increase their stock ownership interest in the Company in order that they will thus have a greater incentive to work for and manage the Company's affairs in such a way that its shares may become more valuable; thereby aligning the personal interests of officers and key employees with those of the Company's share owners; and

        WHEREAS, the Employee is employed by the Company or one of its subsidiaries as an officer or key employee;

        NOW THEREFORE, in consideration of these premises and of services to be performed by the Employee, the Company hereby grants this Restricted Stock Unit Award to the Employee on the terms and conditions hereinafter expressed and subject to the terms of the Plan.

1. UNIT AWARD

        The Company hereby grants to the Employee the right to receive a total of __________ (         ) shares of _______________ Common Stock of the Company ("Common Stock") subject to the terms and conditions set forth in this Agreement and the Plan ("Award").

2. VESTING

        The Award shall vest immediately upon the passage of five (5) years from the date of this Agreement (i.e., after January 21, 2010) ("Vesting Date") subject to the following:

  If the Employee ceases Continuous Service for any reason, other than death, retirement at age 62 or older ("Retirement"), or total permanent disability, before the Vesting Date, the Employee's rights with respect to the unvested portion of the Award will terminate. "Continuous Service" means the absence of any interruption or termination of service as an employee of the Company. Service will not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or in the case of a Participant's transfer between the Company and an affiliate or any successor to the Company.

  If the Employee ceases Continuous Service by reason of death, Retirement, or total permanent disability before the Vesting Date, the Award will become fully vested and payable.

3. PHANTOM DIVIDENDS

        For any dividends declared and paid by the Company on the Common Stock, the same amount of dividends shall be credited to the Award ("Phantom Dividends"). The amount of such Phantom Dividends shall be accumulated ("Accumulated Phantom Dividends") during the period commencing on the date of the Award and ending on the Vesting Date. Upon payment of the Award, such amount of Accumulated Phantom Dividends shall be granted to the Employee in shares of Common Stock. The number of such shares to be granted shall be determined by dividing the Accumulated Phantom Dividends by the Market Value of the Common Stock on the Vesting Date, rounded up to the nearest whole share. "Market Value" means the average of the last reported sale prices during the ten trading-day period preceding the date in question of one share of Class B common stock on the Nasdaq National Market, or, if the shares of Class B common stock are not then listed on the Nasdaq National Market, on the principal exchange on which the shares of Class B common stock are then listed for trading, or, if no shares of Class B common stock are then listed for trading on any exchange, the average of the means between the closing high bid and low asked quotations of one share of Class B common stock during the ten reporting-day period preceding the date in question as reported by NASDAQ or any similar system then in use, or, if no such quotations are available, the fair market value on such date of one share of Common Stock as the Committee shall determine.

4. DELIVERY OF SHARES

        The shares granted by the Award will be delivered, without restriction, to the Employee as soon as practical after the Vesting Date. The Award will be payable in Common Stock.

5. TAXES

        The payment of the Award at the Vesting Date, under current applicable laws, will result in various Federal and/or State taxes becoming due, including, but not limited to, income and social security. The Employee is responsible for the timely payment of these taxes, and provision will be made by the Company to satisfy these obligations by withholding of shares of Common Stock from the payment of the Award or deduction from the Employee's paycheck, as appropriate.

6. AMENDMENT

        In the event any new modifications or changes are made to existing laws that render any or all of this Agreement illegal or unenforceable, this Agreement may be amended to the extent necessary in order to carry out the intention of the Award to the Employee.

7. PLAN CONTROLLING

        The Award is subject to all of the terms and conditions of the Plan except to the extent that those terms and conditions are supplemented or modified by this Agreement, as authorized by the Plan. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Plan. The term "Restricted Stock Unit(s)" used herein shall be synonymous with the term "Deferred Share Units" as defined in the Plan. All determinations and interpretations of the Committee shall be binding and conclusive upon the Employee and his or her legal representatives.

8. QUALIFICATION OF RIGHTS

        Neither this Agreement nor the existence of the Award shall be construed as giving the Employee any right (a) to be retained as an employee of the Company; or (b) as a shareholder with respect to the shares of Common Stock underlying the Award until the certificates for the Common Stock have been issued and delivered to the Employee.

9. GOVERNING LAW

        This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

10. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

        The Employee represents and warrants that he or she has received and reviewed a Plan Memorandum, which summarizes the provisions of the Plan.

11. SUCCESSORS AND ASSIGNS

        This agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

12. WAIVER

        The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13. TITLES

        Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Agreement.

        IN WITNESS WHEREOF, the Company has caused the execution hereof by its duly authorized officer and Employee has agreed to the terms and conditions of this Agreement, all as of the day and date first above written.

By: ____________________________                             By: ____________________________
      John H. Kahle                                                                     ____________________________
      Executive Vice President,                                                   Employee
      General Counsel, Secretary
      Kimball International, Inc.